UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2009

FASTENAL COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (507) 454-5374

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 30, 2009, the Board of Directors of Fastenal Company (the “Company”) elected Scott A. Satterlee and Michael J. Ancius as directors of the Company effective January 30, 2009, filling two vacancies created by an increase in the number of directors on the Company’s Board of Directors and by the retirement of Robert A. Hansen. Mr. Satterlee and Mr. Ancius were elected to serve until the Company’s 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Mr. Satterlee will serve on the Company’s Audit Committee, and Mr. Ancius will serve on the Company’s Compensation Committee.

There are no arrangements or understandings between either Mr. Satterlee or Mr. Ancius and any other person pursuant to which either director was selected as a director. There are no current or proposed transactions in which either Mr. Satterlee or Mr. Ancius has an interest requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Mr. Satterlee and Mr. Ancius will each receive an annual retainer of $10,000 for their services as a director, as well as $4,000 (plus reimbursement of reasonable expenses) for attending each board and committee meeting, all in accordance with the Company’s director compensation policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2009

FASTENAL COMPANY

By:	/s/ Daniel L. Florness
Daniel L. Florness
Chief Financial Officer